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As filed with the Securities and Exchange Commission on February 14, 2003

Registration Statement No. 333-102651

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Aksys, Ltd.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3890205 (I.R.S. Employer Identification No.)

Two Marriott Drive,
Lincolnshire, Illinois 60069
(847) 229-2020
(Address, including zip code, and telephone number, including area code, of principal executive offices)

William C. Dow
President and Chief Executive Officer
Aksys, Ltd.
Two Marriott Drive
Lincolnshire, Illinois 60069
(847) 229-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
 Keith S. Crow, P.C.
Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2003

PROSPECTUS

AKSYS, LTD.

3,500,000 SHARES OF COMMON STOCK

        This prospectus may be used only for the resale of up to 3,500,000 shares of Common Stock by Kingsbridge Capital Limited. Kingsbridge may acquire these shares from us pursuant to an Amended and Restated Common Stock Purchase Agreement, or equity line of credit arrangement, and a Warrant that we issued to Kingsbridge in connection with entering into such equity line of credit arrangement. Kingsbridge will receive all of the proceeds from the sale of shares of Common Stock hereunder and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of such shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees. However, we will receive the proceeds from the sale of shares of Common Stock to Kingsbridge under the Amended and Restated Common Stock Purchase Agreement, which provides for the sale of up to $15 million of shares of our Common Stock.

        Our Common Stock is traded on The Nasdaq National Market System under the symbol "AKSY." On February 11, 2003, the last reported sale price of our Common Stock on Nasdaq was $5.58 per share.

        Kingsbridge Capital Limited is an "underwriter" within the meaning of the Securities Act of 1933 with respect to this offering.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF OUR COMMON STOCK.

The date of this prospectus is                        .

ABOUT THIS PROSPECTUS

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and in any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any supplement to this prospectus is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

THE COMPANY

        Our company focuses on hemodialysis products and services for patients suffering from end-stage renal disease, commonly known as chronic kidney failure (ESRD). We have developed an automated personal hemodialysis system, known as the Aksys PHD™ Personal Hemodialysis System, which is designed to enable patients to perform frequent hemodialysis at alternate sites (such as their own homes) and to thereby improve clinical outcomes, reduce total treatment costs and enhance the quality of life of patients.

        We are a Delaware corporation. We began operations in 1991 and had our initial public offering in 1996. Our principal executive offices are located at Two Marriott Drive, Lincolnshire, Illinois 60069, and our telephone number is (847) 229-2020.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the market price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock. Also consider carefully the statements under "forward-looking statements" below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the securities, including a loss of all of your investment.

Risks Related to Our Business

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain profitability in the future.

        We have not been profitable since our inception in January 1991. As of September 30, 2002, we had an accumulated deficit of approximately $102 million. We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures, production and marketing activities and very limited revenue from our core business. We may never realize significant revenues from our core business or be profitable. Factors that will influence the timing and amount of our profitability include:

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  market acceptance of the PHD System;

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  our success in commercializing the PHD System, which will be difficult to achieve;

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  our ability to effectively and efficiently manufacture, market and distribute the PHD System; and

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  our ability to sell or lease the PHD System and related services at a price that covers our per unit costs, which result may be difficult to achieve, in part because of the significant restrictions on the reimbursement of dialysis treatment by the Medicare program, as discussed below, and the high cost of manufacturing the PHD System.

        We face significant challenges in shifting from the development stage to the commercialization stage for the PHD System. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in such a transition, and there can be no assurance that we will have any significant revenues or that we will ever achieve profitable operations.

Our cost to produce the PHD System and deliver related services and supplies currently exceeds the market price of the PHD System and related services and supplies.

        The pricing of the PHD System and related services and supplies is constrained by limitations on governmental and third-party reimbursement programs. Although a team of our engineering personnel is currently implementing plans to reduce costs through redesign of PHD subsystems and we are attempting to source alternative materials and suppliers, there can be no assurance that we will be successful in these efforts.

        In addition, the cost of services and supplies for the PHD System currently exceeds the market price as a result of the need to have a local presence of field service and clinical service personnel in each geographical area that PHD Systems are sold. Although we anticipate that as more PHD units are placed in these geographical areas the per unit cost of services and supplies will decrease, there can be no assurance that we will be successful in placing a sufficient number of PHD units in the field to achieve these per unit cost reductions.

Our business will fail if we cannot successfully commercialize the PHD System; because we are only now commencing this commercialization process, our success cannot be predicted and is uncertain. Our success is dependent on many variables entirely outside of our control.

        Acceptance of the PHD System in the marketplace by both potential users and purchasers (two separate groups with at times conflicting interests) is uncertain, and failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and become profitable. The success of the PHD System is dependent on many variables, including its safety, effectiveness and cost-effectiveness as an alternative dialysis modality. The failure to conclusively demonstrate each of these factors could significantly hinder market acceptance of our PHD System, and the failure of our PHD System to achieve sustained commercial viability or market acceptance would have a material adverse effect on us and your investment. Moreover, successful commercialization will depend upon, among other things, market acceptance of the efficacy of daily hemodialysis. This will require substantial marketing efforts and the expenditure of significant funds by us to inform nephrologists, dialysis clinics, other healthcare providers and dialysis patients of the benefits of daily hemodialysis and thus the benefits of the PHD System.

        In marketing the PHD system, we may encounter significant clinical and market resistance to:

  •
  using the PHD System;

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  home hemodialysis, which is currently employed by only a small percentage of patients suffering from end-stage renal disease; and

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  daily hemodialysis, which to our knowledge has never been a widely accepted dialysis alternative.

        There can be no assurance that our efforts will be successful or that the PHD System will ever achieve market acceptance. In addition, the PHD System is a personal system, designed for use by a single patient, and requires several hours after a dialysis treatment to prepare itself for the next treatment session. As such, it is very unlikely to be used in the prevailing method of outpatient hemodialysis, which generally involves treating patients three times per week for treatment sessions lasting between three and four hours. In this prevailing method of hemodialysis, patients receiving treatment on a given day are treated in shifts, with patients on succeeding shifts using dialysis machines employed during prior shifts.

        A number of other factors will affect the future success and sales of our product. These factors include:

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  the amount of government and private reimbursement for dialysis treatment;

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  whether the system will be safe or effective or that it will be cost-effective relative to other dialysis treatment alternatives;

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  whether daily hemodialysis will be shown to be more clinically effective than alternative dialysis modalities;

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  whether patients will be reluctant to administer and monitor the PHD System with limited or no supervision; and

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  whether there are unexpected side effects, complications or other safety issues associated with daily hemodialysis (or the PHD System) that may adversely affect the market for our products and services.

We are entirely dependent on the PHD System, our sole product.

        Since our inception, we have devoted substantially all of our efforts to the development of the PHD System. We expect to be entirely dependent for the foreseeable future on sales of, and services relating to, the PHD System for revenues. Our dependence on a single product creates significant risk for our company and stockholders.

Uncertainty and amount of third-party reimbursement could affect our profitability.

        Although most private insurance policies cover a substantial portion of the cost of dialysis treatment in the United States, most patients receiving dialysis treatment in the United States are insured by Medicare or Medicaid. Medicare and Medicaid provide reimbursement for dialysis treatment at set composite rates, which are typically lower than the reimbursement rates provided by private insurers. Treatment with the PHD System is eligible for reimbursement by Medicare and Medicaid and most private insurance policies. The reimbursement rates for outpatient hemodialysis (including the PHD System) by Medicare and Medicaid, however, are at set composite rates and have not increased significantly since 1983. There can be no assurance that the current limitations or requirements on Medicare and Medicaid reimbursement for dialysis will not materially adversely affect the market for the PHD System, that health administration authorities outside of the United States will provide reimbursement at acceptable levels or at all or that any such reimbursement will be continued at rates sufficient to enable us to maintain prices at levels sufficient to realize profitability.

Competitors and technological advances could cause us to lose current and future business opportunities and materially harm our results of operations and ability to grow.

        The dialysis industry is characterized by competition for financing, executive talent, intellectual property and product sales. Most of our competitors have substantially greater financial, scientific and technical resources, research and development capabilities, manufacturing and marketing resources, technical and service networks and experience than us, and greater experience in developing products, providing services and obtaining regulatory approvals. Our competitors may succeed in developing products that are more effective and/or less costly than any that may be developed by us. We also expect that the number of our competitors and potential competitors will increase. There can be no assurance that we will be able to compete successfully against any existing or potential competitors.

        In order to compete effectively, we will need to, among other things, demonstrate the clinical and cost effectiveness of daily home hemodialysis using the PHD System. Our ability to successfully market our products and services could be adversely impacted by pharmacological and technological advances in preventing the progression of ESRD in patients (such as those with diabetes and hypertension), technological developments by others, development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants.

If we cannot develop adequate distribution, customer service and technical support networks, we may not be able to market and distribute our PHD System effectively.

        Our strategy involves contracting with dialysis providers to have us supply to dialysis patients the PHD System, dialysate and other consumables, patient training, customer service and maintenance and other technical service. To provide these services, we will be required to develop networks of employees or independent contractors in each of the areas in which we intend to operate. There can be no assurance that we will be able to organize these networks on a cost effective basis, or at all. The failure to establish these networks would materially adversely affect us.

Our future sales could be adversely affected due to our limited marketing experience.

        We expect to market our products and services primarily through our own sales force. We have limited experience in sales, marketing and distribution. There can be no assurance that we will be able to build an adequate marketing staff or sales force or that the cost of such will not be prohibitive, or that our direct sales and marketing efforts will be successful.

We are subject to extensive government regulation which can be costly, time consuming and subject us to unanticipated delays.

        The PHD System, our sole product, is subject to stringent government regulation in the United States and other countries.

        In the United States, the PHD System is regulated as a medical device by the FDA. On March 27, 2002, we announced that we received clearance from the FDA to market the PHD System in the United States. The FDA clearance had no restrictions and included authorization to use the product in the home; however, FDA clearance under 510(k) is subject to continual review and later discovery of previously unknown problems may result in restrictions on product marketing or withdrawal of the product from the market.

        In the European Economic Area, the PHD System is regulated as a medical device under the Medical Device Directive. On October 7, 2002, we announced the receipt of EC Certification for CE Mark approval pursuant to the Medical Device Directive. The certification approved the PHD System for home use. Such approval was required prior to the commercialization of the PHD System in the European Economic Area.

        Additional government regulations may be established or imposed in the United States or the European Economic Area, or the interpretation or enforcement of such regulations may change, which could materially impact the continued commercialization of the PHD System and the regulatory clearances we have received for the PHD System.

        In addition, various statutes and regulations also govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our products, which present significant compliance burdens for our company. Failure to comply with applicable requirements can result in fines, recalls or seizures of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

        The manufacture of the PHD System must also comply or ensure compliance with current Quality System Requirements (QSR) regulations promulgated by the United States Food and Drug Administration (FDA). We may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance even if our PHD System is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the continued marketing of our products may be materially adversely affected.

        You should also be aware that proper regulatory approvals have not been completed in any jurisdictions other than the United States and the European Economic Area. There can be no assurance or guarantee that any other such approvals will be obtained in a timely manner or at all.

We rely on independent contract manufacturers for the manufacture of our PHD System. Our inability to manufacture the PHD System, and our dependence on independent contractors, may delay or impair our ability to generate revenues, or adversely affect our profitability.

        To be successful, our PHD System must be manufactured in commercial quantities and at acceptable cost. Production of this product, especially in commercial quantities, will create technical as well as financial challenges for us. Other than the units manufactured for our clinical trial, only a small number of units for commercialization scale-up have been produced to date. We may encounter unexpected delays or costs in the scale-up of manufacturing operations. Further, no assurance can be given that manufacturing or quality control problems will not arise (and among other things increase our costs) as we increase production of this product or as additional manufacturing capacity is required in the future, or that we will ultimately be able to successfully arrange for the manufacturing of the PHD System.

        We rely on a single contract manufacturer to manufacture each of the major components of the PHD System. As with any independent contractors, such contractors are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. Although certain of our contract manufacturers have entered into contracts with us to manufacture components of the PHD System, such contracts can be terminated at any time under certain circumstances by us or the contractors and can be breached at any time. Further, work stoppages and the slowing of production at a single independent contractor would have a material adverse effect on us.

        There are also other risks inherent in using single sources of supply. We have not made alternative arrangements for the manufacture of the major components of the PHD System and there can be no assurance that acceptable alternative arrangements could be made on a timely basis, or at all. It is likely that a significant interruption in supply would result if we utilize or were required to utilize a different manufacturing contractor for any of the major components of the PHD System. The loss of the services of any of our contract manufacturers would have a material adverse effect on us. In addition, no assurance can be given that we or our manufacturers will be able to obtain on a timely basis components or other supplies necessary to manufacture or use the PHD System.

We will need additional capital which, if not available to us, may alter our business plans or limit our ability to achieve growth and which, if raised, will dilute your ownership interest in us.

        Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of public and private sales of our equity securities, aggregating approximately $119.2 million. Other than the equity line arrangement, we currently have no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that our existing capital resources, including the equity line arrangement, together with future operating cash flows, will be sufficient to fund our future operations. Our capital requirements will depend on many factors, including without limitation:

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  manufacturing scale-up and associated costs;

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  costs associated with establishing marketing, distribution, patient training and technical and patient support networks;

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  continued progress in research and development; and

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  the costs involved in protecting our proprietary rights.

        In the event that our plans change, our assumptions change or prove inaccurate or we are unable to obtain production financing on commercially reasonable terms, we could be required to seek additional financing sooner than currently anticipated and on less favorable terms than anticipated. Any necessary additional equity financing may involve substantial dilution to our then existing stockholders and debt financing could result in the imposition of significant financial and operational restrictions on us.

        Generally, we expect U.S. customers to lease or purchase PHD Systems and enter into contracts whereby we will provide all products and services related to the PHD Systems for a single monthly price, which would include all consumables, service and product support. If U.S. customers enter into lease agreements, the single monthly payment would increase to include the lease payment for the PHD System.

        Financing production of the PHD System in quantities necessary for commercialization will require a significant investment in working capital. This need for working capital is likely to increase to the extent that demand for the PHD System increases. We would, therefore, have to rely on sources of capital beyond cash generated from operations to finance production of the PHD System even if we were successful in marketing our products and services. We currently intend to finance the working capital requirements associated with these arrangements through equipment and receivable financing with a commercial lender. If we are unable to obtain such equipment financing, or to obtain it on commercially reasonable terms, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives.

        We have not yet obtained a commitment for such equipment financing, and there can be no assurance that we will be able to obtain equipment financing or alternative financing on acceptable terms or at all.

We may not be able to protect our intellectual property rights and, as a result, we could lose competitive advantages that could adversely affect our operating results.

        Our success depends, in part, on our ability and the ability of our licensors to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. We currently own or have rights to 45 U.S. patents and 21 foreign patents. There can be no assurance, however, that:

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  we will be able to obtain additional licenses to patents of others or that we will be able to develop additional patentable technology of our own;

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  any patents issued to us will provide us with competitive advantages or that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;

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  others will not independently develop similar products;

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  others will not design around or infringe such patents or proprietary rights owned by or licensed to us; and

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  any patent obtained or licensed by us will be held to be valid and enforceable if challenged by another party.

        We are aware that numerous patents have been issued relating to methods of dialysis. Although we endeavor to protect our patent rights from infringement, it is possible that by virtue of the numerous patents that have been, or potentially will be, issued relating to hemodialysis methods, we may not be aware, or become aware, of patents issued to our competitors or others that conflict with our own or those of our licensors. Such conflicts could result in a rejection of important patent applications or the invalidation of important patents, which could have a material adverse effect on our competitive position. In the event of such conflicts, or in the event we believe that competitive products infringe patents to which we hold rights, we may pursue patent infringement litigation or interference proceedings against, or may be required to defend against such litigation or proceedings involving, holders of such conflicting patents or competing products. Such litigation or proceedings may materially adversely affect our competitive position, and there can be no assurance that we will be successful in any such litigation or proceeding. Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and can result in the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

        We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and noncompete agreements with our current employees and with certain third parties to whom we have divulged proprietary information, to protect the processes, concepts, ideas anddocumentation associated with our technologies. Such methods may not afford significant protection to us, and there can be no assurance that we will be able to protect adequately our trade secrets or that other companies will not acquire information that we consider proprietary.

If we become subject to product liability claims, they may reduce demand for the PHD System or result in damages that exceed our insurance limitation.

        Our business exposes us to potential product liability risks that are inherent in the production, marketing and sale of dialysis products. There can be no assurance that we will be able to avoid significant product liability exposure. We currently maintain product liability insurance with a coverage limit of $10 million. There can be no assurance that the insurance policy will provide adequate protection against potential claims. Furthermore, our agreements with contract manufacturers require us to maintain product liability insurance, and the failure to obtain such insurance could materially and adversely affect our ability to produce our PHD System. A successful claim brought against us in excess of any insurance coverage obtained by us could have a material adverse effect upon our business, financial condition and results of operations. In addition, we have agreed to indemnify certain of our contract manufacturers against certain liabilities resulting from the use of our PHD System.

Our business is likely to be hurt if we are unable to keep our senior executive officers and key scientific personnel.

        We are dependent upon the services of our senior executives, such as William C. Dow, our President and Chief Executive Officer, and key scientific personnel. We do not maintain key-man life insurance on our senior executives. In addition, we do not have employment agreements, other than certain severance, confidentiality and non-competition agreements, with any of our personnel. The loss of the services of Mr. Dow or any other senior executive or key employee could have a material adverse impact on us. Also, our ability to transition from development stage to commercial operations will depend upon, among other things, the successful recruiting and retention of highly skilled managerial and marketing personnel with experience in business activities such as those contemplated by us. Competition for the type of highly skilled individuals sought by us is intense. There can be no assurance that we will be able to retain existing employees or that we will be able to find, attract and retain skilled personnel on acceptable terms.

Risks Related to the Equity Line Arrangement

The equity line arrangement may have a dilutive impact on our stockholders.

        There are 3,500,000 shares of our Common Stock that are reserved for issuance under the equity line arrangement with Kingsbridge, 200,000 of which are issuable under the Warrant we granted to Kingsbridge. The issuance of shares under the equity line and upon exercise of the Warrant will have a dilutive impact on other stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our Common Stock. In addition, if we draw down the equity line, we will issue shares to Kingsbridge at a discount of up to 10% of the daily volume weighted average prices of our Common Stock during a specified period of trading days after initiation of each respective draw down. Issuing shares at such a discount will further dilute the interests of other stockholders.

        If we draw down the equity line when our share price is decreasing, we will need to issue more shares than otherwise required. Such issuance will have a dilutive effect and may further decrease our stock price.

        To the extent that Kingsbridge sells shares of our Common Stock issued under the equity line to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our Common Stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our stock price.

The equity line arrangement imposes certain limitations on our ability to issue equity or equity-linked securities.

        During the two year term of the equity line arrangement, we may not engage in certain equity or equity-linked financings without the consent of Kingsbridge. However, we may engage in the following capital raising transactions without Kingsbridge's consent: (1) establish stock option or award plans or agreements (for directors, employees, consultants and/or advisors) and amend such plans or agreements, including increasing the number of shares available thereunder, (2) use equity securities to finance the acquisition of other companies, equipment, technologies or lines of business, (3) issue shares of Common Stock and/or Preferred Stock in connection with our option or award plans, stock purchase plans, rights plans, warrants or options, (4) issue shares of Common Stock and/or Preferred Stock in connection with the acquisition of products, licenses, equipment or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity capital); (5) issue shares of Common and/or Preferred Stock to consultants and/or advisors as consideration for services rendered, (6) issue and sell shares in an underwritten public offering of Common Stock, and (7) issue shares of Common Stock to Kingsbridge under any other agreement entered into between our company and Kinsgbridge.

        In addition, we may not issue securities that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using a floating or otherwise adjustable discount to the market price of the Common Stock (including pursuant to an equity line or other financing that is substantially similar to an equity line with an investor other than Kingsbridge) during the two year term of our agreement with Kingsbridge.

Risks Related to our Stock

Our stock price is highly volatile, and you may not be able to resell your shares at or above the price you initially paid for the shares.

        Since our initial public offering on May 16, 1996, our common stock has traded between $3.50 and $23.50 and we have generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding.

        Factors that may have a significant impact on the market price or the liquidity of our common stock include:

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  reports by official or unofficial health or medical authorities, the general media or the FDA regarding the potential benefits or detriments of our PHD System or of similar products distributed by other companies, or of daily or home dialysis;

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  announcements of technological innovations or new products by us or our competitors;

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  events or announcements relating to our relationships with others, including our third party manufacturers;

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  developments or disputes concerning patents or proprietary rights;

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  regulatory developments in both the United States and foreign countries;

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  economic and other factors, as well as period-to-period fluctuations in our financial results; and

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  market conditions for the dialysis industry generally.

        External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq National Market System. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq National Market System.

        Future sales of substantial amounts of our Common Stock in the public market and the existence of a substantial number of authorized but unissued shares of our Common Stock could adversely affect market prices of our Common Stock, and also could impair our ability to raise additional capital through the sale of our equity securities.

We may issue additional shares and dilute your ownership percentage.

        Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in our company. As of January 31, 2003, there were 25,510,874 shares of our Common Stock issued and outstanding and there were 2,175,941 shares of Common Stock reserved for issuance under our equity incentive and stock purchase plans. In addition, as of January 31, 2003, there were outstanding options, warrants and other rights to acquire up to approximately 2,352,635 shares of Common Stock. There are also 3,500,000 shares of our Common Stock which are reserved for issuance under the equity line arrangement with Kingsbridge. We may also issue additional shares of common stock or preferred stock:

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  to raise additional funds for working capital, commercialization, production and marketing activities;

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  upon the exercise or conversion of outstanding options and warrants; and

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  in lieu of cash payment of dividends.

        The issuance or even potential issuance of shares under the equity line arrangement with Kingsbridge, in connection with other additional financings, and upon exercise of warrants, options or other rights may have a negative effect on the market price of our Common Stock. In addition, if we draw down the equity line, we will issue shares to Kingsbridge at a discount to the daily volume weighted average prices of our Common Stock during a specified period of trading days after initiation of each respective draw down. This will further dilute the interests of other stockholders.

        If we draw down the equity line when our share price is decreasing, we will need to issue more shares than otherwise required (which amount may exceed the amount of shares registered hereunder). Such issuance will have a dilutive effect and may further decrease our stock price.

        To the extent that Kingsbridge sells shares of our Common Stock issued under the equity line to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our Common Stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our stock price.

Our charter documents, rights agreement and Section 203 of the DGCL could make it more difficult for a third party to acquire us.

        Our Restated Certificate of Incorporation ("Charter") and Amended and Restated Bylaws ("Bylaws") contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change of control is approved by our board of directors. Such provisions may also render the removal of the current board of directors and of management more difficult. These provisions provide for, among other things:

  •
  a classified board of directors;

  •
  a "fair price" provision, which requires that our stockholders receive equivalent consideration at both stages of a two-step acquisition (such as a tender offer followed by a merger);

  •
  a prohibition on stockholder action through written consents;

  •
  a requirement that special meetings of stockholders be called only by our board of directors or our chief executive officer;

  •
  advance notice requirements for stockholder proposals and nominations;

  •
  limitations on the ability of stockholders to amend, alter or repeal our Charter or our Bylaws; and

  •
  the authority of our board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine.

        Each outstanding share of our Common Stock includes, and each share of Common Stock offered under this prospectus will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") as provided under the Rights Agreement between our company and First Chicago Trust Company of New York. Each Right entitles the holder, until the earlier of October 28, 2006 or the redemption of the Rights, to purchase one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), at a price of $85.00 per one one-thousandth of a share (as may be adjusted to reflect stock splits, stock dividends or certain other dilutive events since the issuance of the Rights). The Series A Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). We have reserved 50,000 shares of Series A Preferred Stock for issuance upon exercise of such Rights.

        In the event that any person becomes the beneficial owner of 15% or more of our Common Stock, the Rights (other than Rights held by the acquiring stockholder) would become exercisable for the number of shares of our Common Stock having a market value of two times the exercise price of the Right. Furthermore, if after any person becomes the beneficial owner 15% or more of our Common Stock, our company is acquired in a merger or other business combination or 50% or more of our assets or earnings power were sold, each Right (other than Rights held by the acquiring person) would become exercisable for that number of shares of Common Stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

        One Right will be issued in respect of each share of our Common Stock issued before the earlier of October 28, 2006 or the redemption of the Rights. As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with shares of our Common Stock.

        The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire our company on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by our board of directors prior to the time a person has acquired beneficial ownership of 15% or more of our Common Stock, because until such time the Rights may generally be redeemed by us at one cent per Right.

        We are subject to the "business combination" statute of the General Corporation Law of the State of Delaware (the "DGCL"). In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which a person became an "interested stockholder," unless:

  •
  prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder,"

  •
  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  •
  on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

        A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the voting stock of the subject corporation. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirors of our company may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

        The foregoing summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, our Charter, our Bylaws and our Rights Agreement. A copy of each of these documents is filed as an exhibit to the registration statement of which this prospectus forms a part.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and in the information incorporated herein by reference contain "forward-looking" information as that term is defined by the federal securities laws. Forward-looking statements may be identified by use of the terms "may," "will," "expect," "anticipate," "believe," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results or events could differ materially from those contained in the forward-looking statements due to a number of factors, many of which are beyond our control. Factors that could materially and adversely affect our results and cause them to differ from those contained in, or incorporated in, this prospectus include, but are not limited to:

  •
  risks related to uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers;

  •
  risks related to uncertain unit pricing and product cost, which may not be at levels (during initial commercialization of the PHD System or thereafter) that permit us to be profitable;

  •
  market, regulatory and reimbursement conditions;

  •
  the impact of products that may be developed, adapted or otherwise compete with the PHD System;

  •
  risks inherent in relying on a third party to manufacture the PHD System;

  •
  additional capital requirements with respect to, among other things, the commercialization of the PHD System;

  •
  risks related to our ability to obtain additional regulatory approvals for the PHD System, the timing of such approvals and the possibility that additional clinical trials and/or other data will be necessary to obtain any of such other approvals, if and to the extent that we determine to seek such approvals;

  •
  risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis; and

  •
  changes in QSR regulations promulgated by the FDA.

        You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, as well as in the information incorporated herein by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

THE EQUITY LINE ARRANGEMENT

        On January 22, 2003 we entered into an Amended and Restated Common Stock Purchase Agreement (the "Purchase Agreement") with Kingsbridge Capital Limited, pursuant to which we may issue and sell, from time to time, shares of our Common Stock for cash consideration up to an aggregate of $15 million.

        Commencing as of such date and continuing for 24 months thereafter, we may, from time to time, at our sole discretion, and subject to certain conditions that we must satisfy, sell or "draw down", shares of our Common Stock to Kingsbridge at a purchase price having a discount of up to 10% off of the volume weighted average of the price of our Common Stock for each of the 15 trading days following our election to sell shares. Such discount will be determined as follows:

VWAP*	PERCENT OF VWAP (APPLICABLE DISCOUNT)
Greater than $10.00 per share	92%	(8)%
Greater than 2.00 per share but less than or equal to $10.00 per share	90%	(10)%

*
As set forth in the Common Stock Purchase Agreement, "VWAP" means the volume weighted average price of our Common Stock during a trading day as reported by Bloomberg, L.P. using the AQR function.

        The maximum number of shares that we will issue pursuant to the equity line arrangement under this registration statement, which includes this prospectus, is 3,300,000. An additional 200,000 shares are registered hereunder with respect to a Warrant that we issued to Kingsbridge in connection with our entering into the equity line arrangement. We will exercise our right to draw down the equity line, if and to the extent available, at such times as there is a need for additional capital and when sales of stock under the equity line provide the most effective means of raising capital.

        We can make draw downs in amounts ranging from a minimum of $250,000 to a maximum of 2.5% of our market capitalization at the time of the draw down, provided that in no event can a single draw down exceed $5,000,000.

        The issuance of our Common Stock under the equity line arrangement will have no effect on the rights or privileges of existing holders of Common Stock except that the economic and voting interests of each stockholder will be diluted as a result of such issuance. Although the number of shares of Common Stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events. If we satisfy the conditions that allow us to draw down the entire $15 million available under the equity line, and we choose to do so, then generally, as the market price of our Common Stock decreases, the number of shares we will have to issue increases, to a maximum of 3,300,000 shares.

        The following are the material conditions that must be met before Kingsbridge is obligated to buy any shares of our Common Stock pursuant to a draw down:

  •
  Each of our representations and warranties in the Purchase Agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

  •
  We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement, the Registration Rights Agreement and the Warrant to be performed, satisfied or complied with by us.

  •
  We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the consummation of the transactions contemplated by such agreement.

  •
  The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective.

  •
  We shall not have knowledge of any event more likely than not to have the effect of causing the registration statement applicable to the resale of shares of our Common Stock by the investor issued under the equity line arrangement to be suspended or otherwise ineffective.

  •
  Trading in our Common Stock shall not have been suspended by the Securities and Exchange Commission, the Nasdaq Stock Market or the National Association of Securities Dealers and trading in securities generally on the Nasdaq Stock Market shall not have been suspended or limited.

  •
  We shall have no knowledge of any event more likely than not to have the effect of causing the registration statement registering the offer and sale of the shares to be suspended or otherwise ineffective (which event is more likely than not to occur within fifteen trading days following the trading day on which a draw down notice is delivered).

  •
  The number of shares of our Common Stock beneficially owned by Kingsbridge, together with those shares that we propose to sell to Kingsbridge in connection with a draw down, cannot exceed 9.9% of the total amount of our Common Stock that would be outstanding upon completion of the draw down.

  •
  We shall have sufficient shares of Common Stock, calculated using the closing trade price of the Common Stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

        There is no guarantee that we will be able to meet these or any other conditions under the Purchase Agreement or that we will be able to draw down any portion of the $15 million equity line.

        In October 2002, we issued to Kingsbridge a Warrant to purchase 200,000 shares of Common Stock at an exercise price of $5.75 per share. Such warrant will not be exercisable until April 15, 2003, and will expire on April 15, 2008.

        We also entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with Kingsbridge in connection with the equity line. As contemplated by the Registration Rights Agreement, we have filed a registration statement, which includes this prospectus, with the Securities and Exchange Commission relating to the resale by Kingsbridge of any shares of Common Stock purchased by Kingsbridge under the Purchase Agreement or issued to Kingsbridge as a result of the exercise of the Warrant. The effectiveness of such registration statement is a condition precedent to our ability to sell Common Stock to Kingsbridge under the Purchase Agreement.

        The foregoing summary of the equity line arrangement does not purport to be complete and is qualified in its entirety by reference to the Common Stock Purchase Agreement, the Registration Rights Agreement and the Warrant, copies of which are filed as exhibits hereto and are incorporated by reference herein.

SELLING STOCKHOLDER

        The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge as of February 12, 2003. Kingsbridge has not had a material relationship with our company within the past three years, except as a result of entering into the equity line arrangement described herein.

	Common Stock Beneficially Owned Prior to Offering (1)			Common Stock Beneficially Owned After Offering (2)
			Common Stock to be Sold
	Number	Percent		Number	Percent
Kingsbridge Capital Limited(3)	3.5 million	13.7%(4)	3.5 million	0	0

(1)
The number of shares of Common Stock beneficially owned by Kingsbridge prior to the offering is deemed to include 3,300,000 shares of Common Stock registered hereunder and issuable in connection with the Purchase Agreement and 200,000 shares of Common Stock that may be acquired by Kingsbridge pursuant to the Warrant.

(2)
Assumes that all shares registered hereunder are sold pursuant to this prospectus and that Kingsbridge does not acquire any additional shares of Common Stock.

(3)
We have been advised that Kingsbridge is controlled by Valentine O'Donoghue and does not accept third party investments. Accordingly, Mr. O'Donoghue beneficially owns the shares of Common Stock acquired by Kingsbridge.

(4)
Based on the number of issued and outstanding shares of Common Stock as of January 31, 2003.

PLAN OF DISTRIBUTION

        We are registering 3,500,000 shares of Common Stock under this prospectus on behalf of Kingsbridge. All or a portion of the shares offered hereby by Kingsbridge may be delivered and/or sold in transactions from time to time on the Nasdaq National Market, on the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Kingsbridge may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingsbridge. Kingsbridge is an "underwriter" within the meaning of the Securities Act. Kingsbridge has advised us that it will effect resales of our common stock through any one or more of the following registered broker dealers: Prentice Securities, Incorporated, Brean Murray & Co., Inc. and/or Advest, Inc. Each such broker dealer is an underwriter in respect of such shares sold by it on behalf of Kingsbridge. We have agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

        Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

  •
  the name of any such broker-dealers;

  •
  the number of shares involved;

  •
  the price at which such shares are to be sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  •
  other facts material to the transaction.

        Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

        Kingsbridge will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities. The shares offered hereby are being registered pursuant to contractual obligations and we have paid the expenses of the preparation of this prospectus.

        We have also agreed to reimburse the selling security holder for certain costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for the selling security holder incurred in the preparation of the Common Stock Purchase Agreement and associated documentation and the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our Common Stock by Kingsbridge pursuant to this prospectus. Any proceeds from the sale of the shares by us to Kingsbridge under the Common Stock Purchase Agreement or received in connection with the exercise of the Warrant will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending the application of the proceeds from the sale of the shares by us to Kingsbridge, we expect to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

EXPERTS

        The consolidated financial statements of our company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from January 18, 1991 (inception) through December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at:

  •
  the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549,

  •
  the SEC's Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661, and

  •
  the SEC's Northeast Regional Office, 233 Broadway, New York, NY 10279.

        You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of public reference rooms. The SEC also maintains a web site at http://www.sec.gov that makes available reports, proxy statements and other information regarding registrants that file electronically with it. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed by us with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002;

  •
  Current Report on Form 8-K, filed with the SEC on May 15, 2002;

  •
  Current Report on Form 8-K, filed with the SEC on October 16, 2002;

  •
  Current Report on Form 8-K, filed with the SEC on February 14, 2003;

  •
  the description of our capital stock contained in our Registration Statement on Form 8-A, filed on April 24, 1996 with the SEC, including all amendments or reports filed for the purpose of updating the description;

  •
  the description of the Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 31, 1996, including all amendments or reports filed for the purpose of updating the description; and

  •
  all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write to us at:

Aksys, Ltd.
Two Marriott Drive
Lincolnshire, Illinois 60069
Attention: Chief Financial Officer
(847) 229-2020

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following (unless otherwise noted) are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Aksys:

Securities and Exchange Commission Fee	$1,687
*Legal Fees and Expenses	$150,000
*Accounting Fees and Expenses	$10,000
*Printing Expenses	$10,000
*Miscellaneous	$5,000

*Total	$176,687

*
Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute required court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article X of the Registrant's Restated Certificate of Incorporation requires indemnification to the fullest extent permitted by Delaware law.

        The officers and directors of the Registrant are covered by an insurance policy indemnifying against certain liabilities which arise from their activities performed on behalf of the Registrant, including liabilities under the Securities Act of 1933 in certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article X of the Registrant's Restated Certificate of Incorporation includes such a provision.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS

3.1	Restated Certificate of Incorporation, incorporated herein by reference to our Registration Statement on Form S-1 (Registration No. 333-02492)
3.2	Amended and Restated Bylaws, incorporated herein by reference to our Registration Statement on Form S-1 (Registration No. 333-02492)
4.1
Rights Agreement, dated as of October 28, 1996, by and between Aksys, Ltd. and First Chicago Trust Company of New York, incorporated herein by reference to our Registration Statement on Form 8-A, filed on October 31, 1996
5	Opinion of Kirkland & Ellis
10.1	Amended and Restated Common Stock Purchase Agreement, dated as of January 22, 2003, by and between Aksys, Ltd. and Kingsbridge Capital Limited*
10.2	Warrant, dated as of October 15, 2002, issued to Kingsbridge Capital Limited, incorporated herein by reference to our report on Form 8-K filed on October 16, 2002
10.3	Amended and Restated Registration Rights Agreement, dated as of January 22, 2003, by and between Aksys, Ltd. and Kingsbridge Capital Limited*
10.4	Codevelopment and Licensing Agreement, dated as of June 21, 1999, by and between Teijin Limited and Aksys, Ltd.*
10.5	Stock Purchase Agreement, dated as of January 7, 1998, by and between Teijin Limited and Aksys, Ltd.*
10.6	Development and Licensing Agreement, dated as of November 21, 2000, by and between Teijin Limited and Aksy, Ltd.*
23.1	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis (included in Exhibit 5)
24	Powers of Attorney (included on signature page)*

*
Previously filed.

ITEM 17. UNDERTAKINGS

  (a)
  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period for any subscription rights, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus with respect to a subscription rights offering, a post-effective amendment will be filed to set forth the terms of such offering.

        (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, Illinois on February 14, 2003.

AKSYS, LTD.
By:	/s/ WILLIAM C. DOW William C. Dow PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by each of the following persons in the capacities indicated on February 14, 2003.

Signature	Title
/s/ WILLIAM C. DOW William C. Dow	President, Chief Executive Officer and Director
/s/ LAWRENCE D. DAMRON Lawrence D. Damron	Senior Vice President and Chief Financial Officer
* Richard B. Egen	Chairman of the Board
* Alan R. Meyer	Director
* W. Dekle Rountree, Jr.	Director
* Bernard R. Tresnowski	Director
*By:	/s/ WILLIAM C. DOW William C. Dow (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, incorporated herein by reference to our Registration Statement on Form S-1 (Registration No. 333-02492)
3.2	Amended and Restated Bylaws, incorporated herein by reference to our Registration Statement on Form S-1 (Registration No. 333-02492)
4.1
Rights Agreement, dated as of October 28, 1996, by and between Aksys, Ltd. and First Chicago Trust Company of New York, incorporated herein by reference to our Registration Statement on Form 8-A, filed on October 31, 1996
5	Opinion of Kirkland & Ellis
10.1	Amended and Restated Common Stock Purchase Agreement, dated as of January 22, 2003, by and between Aksys, Ltd. and Kingsbridge Capital Limited*
10.2	Warrant, dated as of October 15, 2002, issued to Kingsbridge Capital Limited, incorporated herein by reference to our report on Form 8-K filed on October 16, 2002
10.3	Amended and Restated Registration Rights Agreement, dated as of January 22, 2003, by and between Aksys, Ltd. and Kingsbridge Capital Limited*
10.4	Codevelopment and Licensing Agreement, dated as of June 21, 1999, by and between Teijin Limited and Aksys, Ltd.*
10.5	Stock Purchase Agreement, dated as of January 7, 1998, by and between Teijin Limited and Aksys, Ltd.*
10.6	Development and Licensing Agreement, dated as of November 21, 2000, by and between Teijin Limited and Aksy, Ltd.*
23.1	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis (included in Exhibit 5)
24	Powers of Attorney (included on signature page)*

*
Previously filed.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EQUITY LINE ARRANGEMENT
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX